Eaton & Van Winkle LLP
                                  3 Park Avenue
                            New York, New York 10016
                                 (212) 779-9910
                              (212) 779-9928 (Fax)


Matthew P. Nealon
Associate
                                January 25, 2007



Cicely LaMothe, Accounting Branch Chief
United States Securities and Exchange Commission
Washington, DC 20549



                    RE: DCI USA, Inc.
                        -------------
                        Form 10KSB for Fiscal Year ended December
                        -----------------------------------------
                        31, 2005; Form 10-QSB for Fiscal Quarters
                        -----------------------------------------
                        Ended March 31, 2006, September 30, 2006 and
                        --------------------------------------------
                        September 30, 2006 File No. 000-31143
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Dear Ms. LaMothe:


      We represent DCI USA, Inc, (the "Registrant"). Further to the telephone message placed with your office by Vincent J. McGill, Esq., the Registrant has requested that we inform you that it will provide detailed responses to the questions set forth in your letter by no later than close of business February 15, 2007.

                                               Very truly yours,


                                               /s/ Matthew P. Nealon
                                               ---------------------
                                               Matthew P. Nealon